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EXHIBIT NO. 23




The Board of Directors
The Home Depot, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-85759 and 333-01385) on Form S-8 of The Home Depot, Inc. of our report dated June 23, 2000, relating to the statements of net assets available for benefits of The Home Depot FutureBuilder as of December 31, 1999, 1998, and 1997, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 11-K of The Home Depot FutureBuilder.


                                           /s/ KPMG LLP


Atlanta, Georgia
July 11, 2000